UCN Board Elects New CEO

Salt Lake City, UT – October 4, 2004 – UCN, Inc. (OTCBB: UCNN), a provider of business telecommunications services and contact handling application services delivered over the UCN VoIP network , today announced the election of Paul Jarman to Chief Executive Officer, effective January 1, 2005.

“Over the past two years, Paul has proven his potential by executing roles of increasing responsibility in the company”, said Ted Stern, UCN Chairman. “Under Paul’s leadership as President, we have successfully transitioned from a telephony company to a software and services company utilizing our VoIP network and we have more than tripled our sales channel in the last quarter to capitalize on the vast opportunity we see in the hosted call center space. I am delighted to have identified my successor from within UCN.”

With the change in responsibility for Mr. Jarman, the Board also elected Scott Welch as Executive Vice President of Operations, effective immediately. Additionally, the company announced the appointment of Jan Johnson as Vice President of Marketing and Nanette Pearson as Vice President of Human Resources. “With these changes in top management of the organization” said Stern, “it frees up Paul to work with me on setting strategic direction that will drive the future growth of the company.”

About UCN, Inc.

UCN, Inc. is a full service provider of data and voice, dedicated and switched long distance services and contact handling software services integrated and bundled with its national VoIP network. InContact™ is a highly customizable, set of contact handling network-services for managing voice, email, fax and chat communications, improving the productivity and quality of each contact experience. For more information on the company’s products and services visit the UCN web site at http://www.ucn.net.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company’s behalf. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.

General Contact: Jan Johnson UCN, VP of Marketing 801-320-3263 jan.johnson@ucn.net	Investor Contact: Liolios Group Inc Scott Liolios or Ron Both 949-574-3860 scott@liolios.com